Normal and Diseased Primary Human Tenocytes Proliferate in Response to rhPDGF-BB

+[1]Courneya, J-P; [2]Atamas, S P; [1]Attorri, R; [1]Schon, L
+[1]Union Memorial Hospital, MedStar Health, Baltimore, MD, and [2]University of Maryland School of Medicine, Baltimore, MD

Abstract

Our objective was to investigate the potential role of rhPDGF-BB on proliferation and chemotaxis of healthy and diseased tenocytes. Tendinopathic tissue samples and corresponding healthy tissue samples were taken from patients and cultured into primary cell lines. Tenocyte cultures were stimulated with varying concentrations of rhPDGF-BB and examined to measure cell proliferation and migration. Proliferation was measured via a BrdU incorporation assay, and chemotaxis was measured via a commercially available migration kit. Both healthy and diseased tenocytes were shown to increase proliferation and migration in a dose-dependent response to rhPDGF-BB stimulation, with proliferation increasing by up to 10.7±0.5 fold and migration by up to 4.0±0.5 fold. The results suggest that tenocytes respond in a clinically favorable manner to rhPDGF-BB, however, the dose-dependent response must be kept in mind when determining clinical applications. Further research should be done in whole tissue and *in vivo* studies to ascertain proper clinical dosing for therapeutic use of rhPDGF-BB.

Introduction

- Degenerative tendinopathy of the major tendons of the extremities poses a serious biomedical and socioeconomic problem.
- Tendinopathy in the Achilles, posterior tibialis, and patellar tendons is characterized by randomly oriented collagen bundles and is devoid of inflammatory cell infiltrates.
- PDGF is a cytokine found in platelets and other cell types, and has diverse effects in the human body, including cellular proliferation, chemotaxis, and regulation of gene expression.
- PDGF is a dimer that exists in three isoforms: AA, AB, or BB. Cellular response depends on what PDGF receptor(s) the host cell expresses.
- Previous studies have suggested rhPDGF-BB as a potential therapeutic agent in musculoskeletal repair.
- This study sought to determine whether rhPDGF-BB directly activates proliferation and/or chemotaxis of primary tenocytes derived from patients with tendinopathies.
- If true, such findings would support the notion of therapeutic potential of rhPDGF-BB for tendon repair in patients with tendinopathies.

Hypothesis

- As suggested by clinical observation and knowledge of the role of cytokines in musculoskeletal repair, rhPDGF-BB will promote chemotaxis and proliferation in tenocytes derived from both tendinopathic tissue as well as healthy tissue.

Results

In all cases, tenocytes were responsive to rhPDGF-BB by accelerating BrdU incorporation. These responses were dose-dependent at the tested concentrations of 10, 50, and 150 ng/mL, with great variability among patients in the magnitude of this increase. After stimulation by rh-PDGF-BB, incorporation of BrdU increased from a minimum of 2.1±0.3 fold to a maximum of 10.7±0.5 fold in comparison to control cultures that were not treated with rhPDGF-BB. Some patients showed a paradoxical response to the dosage, incorporating more BrdU at a lower concentration of rhPDGF-BB. There was a variability in the response of diseased versus healthy tenocytes, with healthy tenocytes seeming more sensitive to rhPDGF-BB.

In all cases, tenocytes were responsive to rhPDGF-BB by increasing chemotaxis as well. There was an apparent threshold; tenocytes were not tested for chemotaxis at 10 ng/mL due to low responses in pilot experiments. While there was no apparent difference in the responses of healthy and diseased tenocytes, the responses were highly variable, increasing chemotaxis from 1.4±0.1 fold to 4.0±0.5 fold.

Cell Migration


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Cell Proliferation


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Summary

- Results suggest that tenocytes from healthy and tendinopathic tissues respond to rhPDGF-BB by increasing proliferation and chemotaxis.
- Tenocytes from some patients showed a paradoxical dose-dependent response, a pattern sometimes shown by other cytokines.
- This phenomenon, while common, must be kept in mind when deciding on clinical applications of locally administered rhPDGF-BB to avoid attenuation of any therapeutic effects by overdosing.
- Diseased tenocytes responded uniquely different from healthy tenocytes, again requiring an understanding of proper dosage in a clinical setting.
- Future research, both whole tissue and in vivo, must be performed to explain the variability in responsiveness and dose-dependence based on regulation of PDGF receptor levels, levels of expression, and activity of signaling molecules and transcription factors.

Acknowledgements & Funding

Special thanks to Yanchun Liu, BioMimetic Therapeutics, Inc., for assistance with the chemotaxis assays.

Funding for research and exclusive provision of rhPDGF-BB was provided by BioMimetic Therapeutics, Inc., Franklin, TN.